SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of
                                                 the Commission Only (as
                                                 permitted by
                                                 Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           INTERSTATE BAKERIES CORP.
---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           INTERSTATE BAKERIES CORP.
---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         ------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         ------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         ------------------------------------------------------------------

     (5) Total fee paid:

         ------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

         ------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

         ------------------------------------------------------------------

     (3) Filing party:

         ------------------------------------------------------------------

     (4) Date filed:

         ------------------------------------------------------------------

                         INTERSTATE BAKERIES CORPORATION
                            12 EAST ARMOUR BOULEVARD
                           KANSAS CITY, MISSOURI 64111
                                 (816) 502-4000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 26, 2000


TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Interstate Bakeries Corporation (the "Company") will be held on September 26, 2000, at 10:00 a.m., in the Atkins Auditorium of The Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri 64111, for the following purposes:

     1. To elect three Class I Directors to serve a term of three years expiring in 2003;

     2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the fiscal year ending June 2, 2001; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on August 11, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A postage prepaid envelope is enclosed for that purpose. The prompt return of proxies will assure a quorum and save the Company the expense of further solicitation. If you attend the meeting, you may vote personally on all matters, and in that event, the proxy will not be voted.

                                      By Order of the Board of Directors


                                      /s/ Ray Sandy Sutton
                                      --------------------
                                      Ray Sandy Sutton
                                      Corporate Secretary

August 28, 2000

                        INTERSTATE BAKERIES CORPORATION


                                 PROXY STATEMENT



     This Proxy Statement, which is being mailed to stockholders on or about August 28, 2000, is furnished in connection with the solicitation by the board of directors of Interstate Bakeries Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on September 26, 2000, commencing at 10:00 a.m. in the Atkins Auditorium of The Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri 64111. A stockholder may revoke his or her proxy by delivering a written notice to the Corporate Secretary of the Company at any time prior to the voting or by attending the Meeting and voting the shares in person.

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or other regular employees of the Company, and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting materials to beneficial owners. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services.

     The board of directors has fixed the close of business on August 11, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof and only stockholders of record at the close of business on that date will be entitled to vote. On August 11, 2000, the Company had outstanding 63,338,217 shares of common stock, $.01 par value per share (the "Common Stock"), entitled to one vote per share.

     A copy of the Company's Annual Report containing financial statements for the fiscal year ended June 3, 2000 is being provided to each stockholder of record as of the close of business on August 11, 2000. The Company's Form 10-K to be filed with the Securities and Exchange Commission for the fiscal year ended June 3, 2000, will be mailed upon request, free of charge, to all persons who are record or beneficial holders of the Common Stock as of August 11, 2000. To obtain a copy of such report, written request should be made to the Company (Attention:
Mr. Ray Sandy Sutton, Corporate Secretary) at 12 East Armour Boulevard, Kansas City, Missouri 64111.

                                VOTING PROCEDURES

     Shares represented by a properly signed proxy received pursuant to this solicitation will be voted in accordance with instructions thereon. If the proxy is properly signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted at the Meeting FOR the election, as directors of the Company, of the nominees hereinafter named and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and it is not anticipated that any of them will become unavailable for election.

    The proxy confers discretionary authority, with respect to the voting of the shares represented thereby, on any other business that may properly come before the Meeting. The board of directors is not aware that any such other business, other than as set forth in this Proxy Statement and except for matters incident to the conduct of the Meeting, is to be presented for action at the Meeting and does not itself intend to present any such other business; however, if any such other business does come before the Meeting, shares represented by proxies, properly signed and returned pursuant to this solicitation, will be voted in accordance with the judgment of the person voting such proxies.

     A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the Meeting in order to take action on the proposals presented in this Proxy Statement. If such a majority is represented at the Meeting, then the three nominees for director receiving the greatest number of votes at the Meeting will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes. The ratification of the appointment of independent auditors requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For purposes of determining the outcome of the vote on the proposal to ratify the appointment of independent auditors, an instruction to "abstain" from voting will be treated as shares present and entitled to vote, and will have the same effect as a vote against such proposal. "Broker non-votes," which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and will have no effect on the outcome of the vote on the ratification of appointment of the independent auditors. The Company's stockholders will not have dissenters' rights of appraisal with respect to any of the proposals in this Proxy Statement.

                               SECURITY OWNERSHIP

Principal Stockholders

     The following table sets forth information as of August 2, 2000, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                        Amount and Nature of   Percentage
Name and Address of Beneficial Owners   Beneficial Ownership      Held
-------------------------------------   --------------------      ----
Tower Holding Company, Inc.(1)               27,795,134          43.88%
c/o Ralston Purina Company
Checkerboard  Square
St. Louis, MO 63164

Harris Associates, L.P.                       3,955,628           6.25
Two North LaSalle Street
Suite 500
Chicago, IL  60602-3790

American Century Investment                   3,798,200           6.00
  Management, Inc.
4500 Main Street
P. O. Box 418210
Kansas City, MO  64141-9210

Trimark Financial Corporation                 3,693,050           5.83
One First Canadian Place, Suite 5600
P. O. Box 487
Toronto, Ontario M5X 1E5 Canada
----------
     (1) Includes 12,946,980 shares of Common Stock which is subject to a repurchase agreement by the Company on September 1, 2000.

Common Stock Owned By Management

     The number of shares of Common Stock of the Company beneficially owned as of August 2, 2000, by the directors, the Named Executive Officers (as defined below) and all directors and executive officers as a group, are set forth below:

                                        Amount and Nature of   Percentage
Name                                    Beneficial Ownership      Held
-----                                   ---------------------     ----
Charles A. Sullivan                             777,623 (1)(7)    1.22%
Michael J. Anderson                              30,350 (5)       *
G. Kenneth Baum                                 190,812 (2)       *
Leo Benatar                                      77,410 (3)       *
E. Garrett Bewkes, Jr.                           91,810 (3)       *
Robert B. Calhoun, Jr.                           72,732 (3)       *
James R. Elsesser                                79,100 (3)       *
Frank E. Horton                                  56,000 (4)       *
Richard L. Metrick                               20,000 (6)       *
Michael D. Kafoure                              426,767 (1)       *
Frank W. Coffey                                  41,167 (1)       *
Ray Sandy Sutton                                 97,002 (1)       *
Brian E. Stevenson                               70,188 (1)       *
All directors and executive officers          2,359,899 (1)(7)    3.63
  as a group (16 persons)
----------
*Less than 1%

     (l) Of the shares indicated, 184,000 (Mr. Sullivan), 415,073 (Mr. Kafoure), 16,667 (Mr. Coffey), 96,667 (Mr. Sutton), 60,001 (Mr. Stevenson) and 1,415,498 (all directors and executive officers as a group) are attributable to currently exercisable employee stock options or stock options exercisable within 60 days.

     (2) Mr. Baum is a director and Chairman of the Board of George K. Baum Group, Inc. Mr. Baum is also the majority stockholder of George K. Baum Group, Inc. Of the 190,812 shares indicated, 70,000 are attributable to currently exercisable stock options and 72,358 of such shares are held by George K. Baum Group, Inc. Mr. Baum may be deemed to beneficially own all 72,358 shares of the Common Stock held by George K. Baum Group, Inc.

     (3) Of the shares indicated, 70,000 are attributable to currently exercisable stock options.

     (4) Of the shares indicated, 50,000 are attributable to currently exercisable stock options.

     (5) Of the shares indicated, 30,000 are attributable to currently exercisable stock options.

     (6) Of the shares indicated, 10,000 are attributable to currently exercisable stock options.

     (7) Of the shares indicated, 200,000 shares are vested or to be vested within 60 days under the deferred share award granted September 23, 1997, as described in footnote 3 to the Summary Compensation Table.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires executive officers and directors of the Company, and persons who beneficially own more than ten percent (10%) of the Common Stock ("reporting persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of copies of such forms and amendments thereto furnished to the Company and written representations from the executive officers and directors, to the Company's knowledge, all forms required to be filed by "reporting persons" of the Company were timely filed pursuant to Section 16(a) of the Exchange Act, with the exception of a Form 4 inadvertently filed late for G. Kenneth Baum.

                            COMMON STOCK PERFORMANCE

     The graph set forth below compares the yearly percentage change in cumulative stockholder return of the Company's Common Stock since June 3, 1995 against the cumulative return of the Standard and Poor's Composite 500 Stock Index ("S&P 500 Index") and the Standard and Poor's Food Index ("S&P Food Index") covering the same time period. The graph is based on $100 invested on June 3, 1995, in the Company's Common Stock, the S&P 500 Index and the S&P Food Index, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.


                               PERFORMANCE GRAPH
                           TOTAL SHAREHOLDER RETURNS

                         6/03/95     6/01/96     5/31/97     5/30/98     5/29/99     6/03/00
                         -------     -------     -------     -------     -------     -------
Interstate Bakeries
Corporation               100.00      193.49      381.48      467.03      316.32      216.61
S&P 500 Index             100.00      128.44      166.22      217.23      262.90      290.45
S&P Food Index            100.00      117.81      155.47      210.55      185.99      168.58


                               EXECUTIVE OFFICERS

     Set forth below is the name, age and present principal occupation or employment and five-year employment history of each executive officer of the Company and its wholly owned subsidiaries, Interstate Brands Corporation and Interstate Brands West Corporation (such subsidiaries collectively referred to herein as "Brands"). The executive officers of the Company and Brands serve at the pleasure of the board of directors. The business address of each person listed below is 12 East Armour Boulevard, Kansas City, Missouri 64111. None of the executive officers is related to any other director or executive officer by blood, marriage or adoption and each is a citizen of the United States.


                                Present Principal Occupation or Employment
Name                    Age         and Five-Year Employment History
----                    ---     ------------------------------------------
Charles A. Sullivan      65     Chairman of the Board and Chief Executive
                                Officer of the Company and Brands for
                                more than the past five years; director
                                of the Company since August 1989.

Michael D. Kafoure       51     President and Chief Operating  Officer of
                                the Company and Brands for the past five years.

Frank W. Coffey          57     Senior Vice President and Chief Financial
                                Officer of the Company and Brands since
                                May 1999; Vice President of Corporate
                                Development of the Company from January
                                1999 to May 1999; President and Co-Owner of My Bread Baking Company for more than four years prior thereto.

Mark D. Dirkes           53     Senior Vice President and Director of
                                Corporate Marketing of Brands for the
                                past five years.

Brian E. Stevenson       45     Senior Vice President and Director of
                                Purchasing of Brands since September 1997;
                                Director of Marketing of Farmland Grain, a division of Farmland Industries, from August 1995 to September 1997.

Ray Sandy Sutton         62     Vice President, Corporate Secretary and
                                General Counsel of the Company and Brands for more than the past five years.

John F. McKenny          50     Vice President and Corporate Controller of
                                the Company and Brands for more than the past five years.

Paul E. Yarick           61     Vice President and Treasurer of the
                                Company and Brands for more than the past five years.

                             EXECUTIVE COMPENSATION

     The Compensation and Stock Incentive Committee (the "Compensation Committee"), which consists of three non-employee directors, recommends to the full board of directors the compensation of the Chief Executive Officer. The Compensation Committee also approves and monitors compensation guidelines for the Company's other executive officers as recommended by the Chief Executive Officer. The Compensation Committee's report for fiscal 2000 is set forth below.

Compensation Committee Report

     The Compensation Committee believes that it is in the best interest of the stockholders for the Company to attract, maintain and motivate dedicated and talented management personnel, especially its executive officers, by offering a competitive compensation package that maintains an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the Compensation Committee is to integrate (i) reasonable levels of annual base salary, (ii) annual incentive bonus awards based upon achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded and
(iii) equity based grants, to ensure that management has a continuing stake in the long-term success of the Company in return of value to its stockholders.

     The Compensation Committee recognizes that it must maintain base salary levels approximately commensurate with other comparable companies in the food industry with whom the Company competes for management personnel including, but not limited to, those included in the S&P Food Index (the "Comparable Companies"). However, the Compensation Committee believes that the compensation program for its executive officers and key management personnel should be primarily based upon performance. Therefore, base salaries for executive officers and other key management personnel are maintained at a level slightly below the mid-range level of such base salaries at the Comparable Companies. The Compensation Committee utilizes external salary surveys to establish base salaries in reference to the Comparable Companies. In addition to the external salary surveys, the individual executive's level of responsibility, prior experience, breadth of knowledge and overall skills are factors considered by the Compensation Committee in approving base salaries for each individual executive officer or key manager. Base salaries are adjusted annually to reflect the operating performance of the Company for the preceding fiscal year and average increases among the Comparable Companies. Operating performance of the Company includes such measures as sales volumes, market share performance, operating and net income margin trends, growth in earnings and cash flow per share, returns on capital and equity and increases in the value of the Common Stock. Additional adjustments to reflect changes in the market or in individual responsibilities may be appropriate from time to time.

     All executive officers and key management personnel of the Company are eligible to receive cash incentive bonuses under the Company's Incentive Compensation Plan. Incentive bonus awards are based upon the Company achieving certain operating cash flow or earnings per share objectives. The Chief Executive Officer submits proposed minimum, target and maximum operating cash flow and earnings per share objectives to the board of directors for approval. Annual incentive bonus payments are calculated based on a formula which compares the Company's actual operating cash flow and/or earnings per share levels achieved to the objectives approved by the board of directors. Payments range from zero to 200% of target bonus amounts for the Chief Executive Officer and the divisional and corporate officers and zero to 150% for bakery management.

     Awards granted pursuant to the Company's 1996 Stock Incentive Plan (the "1996 Plan") comprise the third element of the compensation program for executive officers and key management personnel. The Compensation Committee believes the Company's executive officers and key management personnel should have a stake in the Company's ongoing success through stock and other equity-based ownership.

     The value of the stock options is related directly to the market price of the Common Stock and thus to the long-term performance of the Company. The exercise price (the "Exercise Price") of stock options granted to employees under the 1996 Plan is the fair market value of the Common Stock on the date of grant. The Compensation Committee has complete discretion to select the optionees and to establish the terms and conditions of each option, subject in all cases to the provisions of the 1996 Plan. The 1996 Plan is designed to reward the executives for long-term results. The executives' potential to receive value from stock options will occur only if the Company's stock price increases above the Exercise Price. The number of stock options granted to any individual executive is generally based upon that executive's level of responsibility.

     As with all executive officers of the Company, the compensation of the Chief Executive Officer is reviewed by the Compensation Committee on a regular basis in comparison to compensation paid to executives holding comparable positions of responsibility including those employed at Comparable Companies. When recommending compensation for the Chief Executive Officer, the Compensation Committee utilizes the same factors applied to the other executives of the Company. Mr. Sullivan's minimum base salary of $400,000 is established under the terms of an Employment Agreement (the "Employment Agreement") with the Company, but the board of directors has discretion to set his base salary at an amount greater than the minimum. Although the Compensation Committee specifically discusses the Chief Executive Officer's contributions toward achieving the overall Company performance results, there are no unique criteria applied to the compensation of the Chief Executive Officer that are not also applied to other key executives and managers of the Company.

     Mr. Sullivan's fiscal 2000 compensation was determined in accordance with the Company's compensation policy which provides that executive compensation levels will be higher in years in which performance goals are achieved or exceeded. Incentive compensation is based on earnings per share objectives defined with minimum, target and maximum levels. Fiscal 2000 performance was not within the range of goals, therefore, Mr. Sullivan was not eligible for an incentive bonus for fiscal 2000.
The Compensation Committee believes it is important to provide incentive to Mr. Sullivan through equity participation plans. In furtherance of this goal, during fiscal 1998 the Company granted to Mr. Sullivan the right to receive in the future up to 200,000 shares of Common Stock, which vests over three years, one-third per year that he remains employed by the Company, as described in footnote 3 to the Summary Compensation Table.

     Section 162(m) of the Internal Revenue Code of 1986 (the "IRC") imposes a $1 million cap on the deductibility of compensation (other than certain performance-based compensation) to certain executive officers of public companies. The Compensation Committee evaluates the impact of the cap on its compensation policies so as to conform such policies of the Company, to the extent practicable, to the IRC. However, in any such evaluation, other considerations, such as the retention of key personnel, may be determined to be of more importance than tax savings.

                                              Compensation Committee
                                         E. Garrett Bewkes, Jr., Chairman
                                                  G. Kenneth Baum
                                                  Frank E. Horton

Summary Compensation Table

     The following table sets forth information concerning compensation received for each of the last three fiscal years by (i) the Chief Executive Officer of the Company as of June 3, 2000 and (ii) the four other most highly compensated executive officers of the Company and Brands as of June 3, 2000, whose annual compensation exceeded $100,000 for the fiscal year ended June 3, 2000 (the individuals in (i) and (ii) are collectively referred to as the Named Executive Officers).

                                                                                Compensation       All Other
                                                     Annual Compensation      -----------------   Compensation
Name and Principal                 Fiscal            -------------------        Shares Under-     ------------
      Position                      Year          Salary ($)      Bonus ($)   lying Options (#)     ($)  (1)
--------------------------         ------        -----------   ------------   -----------------   ------------
Charles A. Sullivan (2)(3)          2000           $815,385            --          40,000           $13,600
  Chairman of the Board             1999            800,000       324,211              --            12,800
  and Chief Executive Officer       1998            800,000     1,120,000              --            12,800

Michael D. Kafoure                  2000            433,173            --          30,000            13,600
  President and Chief               1999            425,000       135,329(4)       25,000            12,800
  Operating Officer                 1998            401,923       467,500(4)      200,000            12,800

Frank W. Coffey (5)                 2000            254,808            --          30,000            13,600
  Senior Vice President             1999             63,470        18,575          50,000             6,563
  and Chief Financial Officer       1998                 --            --              --                --

Ray Sandy Sutton                    2000            234,423            --          20,000            13,600
  Vice President,                   1999            230,000        51,447          15,000            12,800
  Corporate Secretary               1998            202,308       177,726          50,000            12,800
  and General Counsel

Brian E. Stevenson                  2000            173,269            --          10,000            13,600
  Senior Vice President             1999            170,000        28,066          10,000            12,800
  and Director of Purchasing        1998             87,885        96,954          50,000            50,300 (6)
----------

     (1) These amounts represent contributions by the Company to the Company's Retirement Income Plan for the benefit of each executive.

     (2) The Employment Agreement between the Company and Mr. Sullivan provides that Mr. Sullivan will serve as Chairman of the Board of the Company and Chief Executive Officer of the Company and Brands. The Employment Agreement, which is automatically renewed on May 31 of each year unless terminated by the Company and Brands or Mr. Sullivan, further provides that Mr. Sullivan will receive a minimum annual salary of $400,000 and will be eligible for an annual bonus, each to be determined by the board.
     In the event Mr. Sullivan's employment with the Company is terminated without his consent, the Employment Agreement limits Mr. Sullivan's ability to compete with the Company and provides for full salary and benefits for a period of two years from the date of such termination and a lump sum payment equal to the aggregate annual bonuses paid to Mr. Sullivan for the two most recent fiscal years prior to such termination.

     (3) Pursuant to a deferred share award granted under the 1996 Plan, on September 23, 1997, the Company granted to Mr. Sullivan the right to receive in the future 200,000 shares of Common Stock. Mr. Sullivan's right to receive the Common Stock in the future vests over three years, one-third per year that he remains employed by the Company. Such vesting is accelerated upon Mr. Sullivan's death, disability or upon the occurrence of a Change of Control Event (as defined in the 1996 Plan).
The shares with respect to which rights shall have vested shall be issued to Mr. Sullivan on the first day of the fiscal year following the fiscal year in which his employment terminates. As of the date of this Proxy Statement, two-thirds of the shares have vested and Mr. Sullivan holds no restricted stock.

     (4) Of the bonus amounts indicated, in 1999 and 1998, 25 percent and 15 percent, respectively, have been deferred until retirement.

     (5) Mr. Coffey became Senior Vice President and Chief Financial Officer of the Company on May 28, 1999.

     (6) Mr. Stevenson was employed by the Company on September 15, 1997. In conjunction with his employment, Mr. Stevenson was paid a sign-on bonus of $37,500.

Stock Options

     The following two tables set forth information for the last completed fiscal year relating to (i) the grant of stock options to the Named Executive Officers and (ii) the exercise and appreciation of stock options held by the Named Executive Officers.

               OPTION GRANTS IN THE FISCAL YEAR ENDED JUNE 3, 2000

                                                                                              Potential Realizable
                           Number of     Percent of Total                                     Value of Stock Price
                         Shares Under-   Options Granted      Exercise                        Appreciation (2)
                         lying Options     to Employees       or Base      Expiration   -------------------------
        Name              Granted (1)        in FY          Price  ($/sh)      Date            5%           10%
-------------------      -------------   ----------------   -------------   ----------   -----------   -----------
Charles A. Sullivan         40,000           2.02%          $  14.50         05/08/10    $   364,759   $   924,370
Michael D. Kafoure          30,000           1.51              23.75         07/13/09        448,087     1,135,541
                            30,000           1.51              14.50         05/08/10        273,569       693,278
Frank W. Coffey             30,000           1.51              14.50         05/08/10        273,569       693,278
Ray Sandy Sutton            20,000           1.01              23.75         07/13/09        298,725       757,028
                            20,000           1.01              14.50         05/08/10        182,379       462,185
Brian E. Stevenson          10,000            .50              23.75         07/13/09        149,362       378,514
                            10,000            .50              14.50         05/08/10         91,190       231,093
----------

     (1) All Stock Options were granted at an Exercise Price equal to the fair market value of the underlying Common Stock on the date of grant. The stock options become exercisable over a three-year period after the date of grant - one-third after the first year, another one-third after the second year and the total option shares after three years.

     (2) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the annual rate shown (compounded annually) from the date of option grant until the end of the ten-year option term. There can be no assurance that the potential realizable values shown in the table will be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND OPTION VALUES AT JUNE 3, 2000


                                                        Number of Shares              Value of Unexercised
                                                  Underlying Unexercised Options      In-The-Money Options
                           Shares                      at Fiscal Year-end             at Fiscal Year-end (1)
                         Acquired on     Value    ------------------------------   ---------------------------
       Name               Exercise      Realized    Exercisable    Unexercisable   Exercisable   Unexercisable
-------------------      -----------    --------    -----------    -------------   -----------   -------------
Charles A. Sullivan         86,088     $1,153,809     184,000          40,000        $257,125       $ 10,000
Michael D. Kafoure          11,594         95,650     330,074         143,332         381,487          7,500
Frank W. Coffey                 --           --        16,667          63,333              --          7,500
Ray Sandy Sutton                --           --        68,334          66,666              --          5,000
Brian E. Stevenson              --           --        43,334          36,666              --          2,500
----------

     (l) The value of unexercised, in-the-money options is the difference between the Exercise Price of the options and the fair market value of the Company's Common Stock at June 3, 2000 ($14.75).


                              CERTAIN TRANSACTIONS

     On July 22, 1995, the Company acquired Continental Baking Company ("CBC") from Ralston Purina Company ("RPC") for $220,000,000 in cash and 33,846,154 shares of the Company's Common Stock. In connection therewith, RPC and the Company entered into a Shareholder Agreement which provided, among other things, that Mr. Elsesser be elected to the board of the Company to serve until 1999 and that RPC reduce its ownership of the Company's Common Stock below 15% by August 15, 2000.

     On July 29, 1997, RPC issued $479,953,687.50 of 7% Stock Appreciation Income Linked Securities(SM) ("SAILS") which may be exchangeable upon maturity on August 1, 2000, for shares of the Common Stock of the Company owned by RPC. Registration Statements covering the SAILS and the related Common Stock were filed pursuant to the Shareholder Agreement and declared effective by the SEC on July 23, 1997. In connection with the registration of the SAILS and the Common Stock, the Company paid certain filing fees, printing expenses and related fees in the approximate amount of $500,000. On July 24, 2000, RPC announced that it would exchange its SAILS for cash on August 1, 2000.

     Pursuant to certain rights of first refusal of the Company as provided in the Shareholder Agreement, in connection with the SAILS transaction, during fiscal 1997 the Company purchased from RPC 2,000,000 shares of the Company's Common Stock for $60,079,375 or $30.0396875 per share, which amount was the closing sales price of the Common Stock on the New York Stock Exchange on the date of pricing of the SAILS of $30.96875, less a 3% discount. During fiscal 1998, the Company purchased from RPC 1,200,000 shares of the Company's Common Stock at an average price of $31.375 per share. During fiscal 1999, the Company purchased from RPC 500,000 shares of the Company's Common Stock at $28.375 per share.

     On March 31, 2000, the Company announced it had extended the Shareholder Agreement with RPC. Under the amended agreement, RPC was required to reduce its ownership of IBC's Common Stock to no more than 20% by September 30, 2000, 15% by August 1, 2004 and 10% by August 1, 2005. RPC also agreed to use the Company's Common Stock to satisfy its SAILS obligations.

     On July 24, 2000, the Company signed an agreement with RPC and an affiliate of RPC to purchase from the RPC affiliate 15,498,000 shares of the Company's Common Stock, at a price per share equal to the average closing price per share for the Company's Common Stock for the most recent 20 consecutive trading days ending on and including July 31, 2000, for shares of the Company's Common Stock purchased on August 1, 2000, and for such per share price, plus an interest component, for shares of the Company's Common Stock purchased on September 1, 2000. On August 1, 2000, the Company purchased 2,551,020 shares of the Company's Common Stock for a total of $39,999,993.60 pursuant to this agreement. On September 1, 2000, the Company is obligated to purchase 12,946,980 shares of the Company's Common Stock for a total of $203,008,646.40, plus an interest component of $1,419,700.08, pursuant to this agreement. After this repurchase, RPC will own approximately 29.5 percent of the Company's outstanding Common Stock.

     In connection with this repurchase agreement, the Shareholder Agreement was amended to, among other provisions, eliminate the requirement that RPC reduce its ownership to no more than 20% of the Company's Common Stock by September 30, 2000. RPC and its affiliates are now required to reduce their ownership of the Company's Common Stock to no more than 15% by August 1, 2004 and to no more than 10% by August 1, 2005. The Company has the right of first offer on disposal of any of the Company's Common Stock owned by RPC and its affiliates. Further, this amendment deleted the requirement of RPC to use the Company's Common Stock to satisfy its SAILS obligations.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's board of directors consists of between five and nine members, divided into three classes: Class I, Class II and Class III. Directors in each such class are elected for three-year terms, with each class standing for election in successive years. At the Meeting, three Class I directors will be elected to serve until the third succeeding Annual Meeting of the Stockholders of the Company. Proxies may not be voted for more than three persons in the election of Class I directors at the Meeting. Charles A. Sullivan, Leo Benatar and Richard L. Metrick, current Class I directors of the Company, have been nominated for re-election. The following table sets forth certain information with respect to the three nominees, the Class II directors (whose terms expire in 2001) and the Class III directors (whose terms expire in 2002). None of the directors is related to any other director or executive officer by blood, marriage or adoption, and each is a citizen of the United States.

                 NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR
              A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

                                              Principal Occupation or
                               Director          Employment for the
Name                    Age     Since     Last Five Years and Directorships
----                    ---    --------   ---------------------------------
Charles A. Sullivan      65      1989     Chairman of the Board and Chief
                                          Executive Officer of the
                                          Company and Brands for more than
                                          the past five years.  Mr.
                                          Sullivan is a director of UMB
                                          Bank, n.a., JPS Packaging
                                          Company and The Andersons, Inc.

Leo Benatar(1)           70      1991     Associated  Consultant for A. T.
                                          Kearney, Inc. and Principal for
                                          Benatar & Associates from June
                                          1996 to present; Chairman of the
                                          Board of Engraph, Inc. (a
                                          subsidiary of Sonoco Products
                                          Company) and Senior Vice
                                          President of Sonoco Products
                                          Company from October 1993 until
                                          May 1996; Mr. Benatar is a
                                          director of Johns Manville
                                          Corporation, Mohawk Industries,
                                          Inc., PAXAR Corporation, JPS
                                          Packaging Company and Aaron
                                          Rents, Inc., Chairman and
                                          Director of Federal Reserve
                                          Bank of Atlanta until January
                                          1996.

Richard L. Metrick       59      2000     Senior Managing Director in the
                                          Investment Banking Department
                                          of Bear Stearns & Co., Inc.
                                          for more than the past five
                                          years.

                     CLASS II DIRECTORS CONTINUING IN OFFICE
                  WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING


                                              Principal Occupation or
                               Director          Employment for the
Name                    Age      Since    Last Five Years and Directorships
----                    ---    --------   ---------------------------------
Michael J. Anderson(1)   49      1998     President and Chief Executive
                                          Officer of The Andersons, Inc.
                                          since 1999; President and
                                          Chief Operating Officer from
                                          1996 to 1998; Vice President
                                          and General Manager of the Retail
                                          Group of The Andersons, Inc.
                                          from 1994 to 1996. Mr. Anderson
                                          is a director of The Andersons,
                                          Inc. and Fifth Third BancCorp of
                                          Northwest Ohio.

Robert B. Calhoun, Jr.   57      1991     Managing Director of Monitor
                                          Clipper Partners since April
                                          1997; Chief Executive Officer of
                                          The Clipper Group, L.P., since
                                          January 1991. Mr. Calhoun is a
                                          director of Avondale Mills, Inc.,
                                          TravelCenters of America, Inc.
                                          and David's Bridal, Inc..

Frank E. Horton(1)(2)    61      1992     Interim President, Southern
                                          Illinois University since
                                          February 2000; Principal
                                          Associate, Horton & Associates,
                                          Consultants in higher education,
                                          Denver, Colorado, since 1999;
                                          President, The University of
                                          Toledo for more than four years
                                          prior thereto.  Dr. Horton is a
                                          director of GAC Corp.

                    CLASS III DIRECTORS CONTINUING IN OFFICE
                  WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING

                                              Principal Occupation or
                               Director          Employment for the
Name                    Age      Since    Last Five Years and Directorships
----                    ---    --------   ---------------------------------
G. Kenneth Baum(2)       70      1988     Chairman of the Board of George
                                          K. Baum Group, Inc. for more
                                          than the past five years. Mr.
                                          Baum is a director of H & R
                                          Block, Inc. and JPS Packaging
                                          Company.

E. Garrett Bewkes, Jr.   73      1991     Consultant and Chairman for a
(1)(2)                                    number of PaineWebber mutual
                                          funds for more than the past
                                          five years; formerly Chairman of
                                          American Bakeries Company. Mr.
                                          Bewkes is a director of
                                          PaineWebber Group, Inc.

James R. Elsesser        56      1995     Vice President and Chief
                                          Financial Officer of Ralston
                                          Purina Company for more than
                                          the past five years.
----------
     (1) Member of the Audit Committee.
     (2) Member of the Compensation Committee.

     During the 2000 fiscal year, the board of directors held five meetings and acted by written consent on one occasion. All directors attended more than 75% of the aggregate number of board of directors' meetings and board of directors' Committee meetings on which the respected directors served.

Committees of the Board

     The board of directors has appointed an Audit Committee and a Compensation Committee to assist in handling the various functions of the board.

     The Audit Committee members are Leo Benatar, Michael J. Anderson, E. Garrett Bewkes, Jr. and Frank E. Horton. Mr. Benatar serves as Chairman of the Audit Committee. The Audit Committee recommends to the full board of directors the engagement of independent auditors, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the auditors and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls and makes inquiries into other matters within the scope of its duties. The Audit Committee held two meetings during the 2000 fiscal year. All members of the Audit Committee attended the meetings, except Messrs. Benatar and Bewkes, each unable to attend one meeting.

     The Compensation Committee members are E. Garrett Bewkes, Jr., G. Kenneth Baum and Frank E. Horton. Mr. Bewkes serves as Chairman of the Compensation Committee. The Compensation Committee recommends to the full board of directors remuneration arrangements for senior management and directors, and determines the number and terms of awards granted under the Company's 1996 Plan which was approved by the stockholders at the 1996 Annual Meeting. The Compensation Committee held three meetings during the 2000 fiscal year. All members of the Compensation Committee attended the meetings.

     The Company does not have a standing nominating committee.

Directors' Fees and Related Information

     Directors who are not salaried employees of, or consultants to, the Company are entitled to an annual retainer of $24,000 plus $2,000 for each board meeting attended. In addition, directors who are members of committees of the board of directors and who are not salaried employees of, or consultants to, the Company are entitled to receive $1,000 for each committee meeting attended that is not conducted on the same day as a meeting of the full board of directors and $750 for each committee meeting attended that is conducted on the same day as a meeting of the full board of directors. In addition, non-employee directors are eligible for awards of stock options and restricted or unrestricted shares of common stock pursuant to the 1996 Plan. In fiscal 2000, each of the non-employee directors was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $23.75 per share, which was the closing sales price of the Company's Common Stock on the date of the grant (July 13, 1999), exercisable immediately and an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $14.50 per share, which was the closing sales price of the Company's Common Stock on the date of grant (May 8, 2000) exercisable immediately. Directors may also elect to receive their retainers in the form of Common Stock pursuant to the 1996 Plan.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was an officer, employee or a former officer or employee of the Company or any of its subsidiaries during the last fiscal year nor was formerly an officer of the Company during the last fiscal year.


                    PROPOSAL NO. 2 - APPOINTMENT OF AUDITORS

     Stockholders are asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of the Company for the fiscal year ending June 2, 2001.

     Representatives of Deloitte & Touche LLP plan to attend the Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


                        THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE FOR THIS PROPOSAL


             SUBMISSION OF STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting must be made in compliance with the rules and regulations of the Securities and Exchange Commission and be received by the Corporate Secretary, Interstate Bakeries Corporation, 12 East Armour Boulevard, Kansas City, Missouri 64111, no later than April 30, 2001, in order to be eligible for inclusion in the Company's fiscal year 2001 proxy materials.

     Management does not intend to bring any other matters before the Meeting and is not aware of any matters to come before the Meeting other than those referred to in the Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that the proxies solicited hereby will be voted thereon in accordance with the judgment of the person voting such proxies.

                                        By Order of the Board of Directors

                                              /s/ Ray Sandy Sutton
                                        ----------------------------------
                                                 Ray Sandy Sutton
                                                Corporate Secretary

                                 FORM OF PROXY


                         Cut or tear along perforated edge


---------------------------------------------------------------------------

                       INTERSTATE BAKERIES CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints PAUL E. YARICK, RAY SANDY SUTTON and LINDA L. THOMPSON, in the order named, as proxies (each with the power to act alone and with power of substitution) to vote, as directed below, all shares of common stock of INTERSTATE BAKERIES CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, September 26, 2000, at 10:00 a.m. in the Atkins Auditorium of The Nelson-Atkins Museum of Art, 4525 Oak, Kansas City, Missouri, or any adjournment thereof, as follows:

1.  ELECTION OF DIRECTORS

    / /    FOR all nominees listed below       / / WITHHOLD AUTHORITY
           (except as marked to the                to vote for all nominees
            contrary below)                        below

           Charles A. Sullivan, Leo Benatar, Richard L. Metrick

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:


              -----------------------------------------------


2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors of the Company for the fiscal year ending June 2, 2001.

         / / FOR               / / AGAINST               / / ABSTAIN

3. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.


                (Continued and to be signed and dated on reverse side.)

                         Cut or tear along perforated edge


---------------------------------------------------------------------------

   When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as auditors of the Company. The Board of Directors recommends a vote FOR proposals 1 and 2. None of the proposals are related to or conditioned on the approval of other matters, and each proposal has been proposed by the Company.

  Please sign exactly as name appears below.

                              DATED                            , 2000
                                    ---------------------------

                              ---------------------------------------
                                          (Signature)

                              ---------------------------------------
                                     (Signature if held jointly)

                              Please sign here exactly as name appears at the left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Each joint owner or trustee should sign the proxy.

                              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                              CARD PROMPTLY USING THE ENCLOSED ENVELOPE.